Exhibit 99.1

CHS/Community Health Systems, Inc. Announces Launch of Exchange Offer For Its

8.00% Senior Notes due 2019

FRANKLIN, Tenn. April 25, 2012 — CHS/Community Health Systems, Inc. (“CHS/CHS”), a direct, wholly owned subsidiary of Community Health Systems, Inc. (NYSE: CYH) today announced the launch of an offer to exchange its 8.00% Senior Notes due 2019, in the aggregate principal amount of $2,000,000,000 consisting of (i) $1,000,000,000 aggregate principal amount of 8.000% Senior Notes due 2019 issued on November 22, 2011 (the “Existing Notes”), and (ii) $1,000,000,000 aggregate principal amount of 8.000% Senior Notes due 2019 issued on March 21, 2012 as additional notes under the indenture governing the Existing Notes (the “Add-On Notes” and, together with the Existing Notes, the “Notes”) in exchange for up to $2,000,000,000 in aggregate principal amount of 8.00% Senior Notes due 2019, which have been registered under the Securities Act of 1933, as amended (the “Exchange Notes”). The exchange offer will expire at 11:59 p.m. (New York City time) on May 24, 2012, unless extended. The Exchange Notes are identical in all material respects to the existing Notes, except that the Exchange Notes will be registered with the Securities and Exchange Commission and not subject to the transfer restrictions and registration rights that related to the existing Notes. CHS/CHS sold the existing Notes that are subject to the offer in a private placement to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

About Community Health Systems, Inc.

Located in the Nashville, Tennessee, suburb of Franklin, Community Health Systems, Inc. is one of the largest publicly-traded hospital companies in the United States and a leading operator of general acute care hospitals in non-urban and mid-size markets throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 134 hospitals in 29 states with an aggregate of approximately 20,000 licensed beds. Its hospitals offer a broad range of inpatient and surgical services, outpatient treatment and skilled nursing care. In addition, through its subsidiary, Quorum Health Resources, LLC, the Company provides management and consulting services to non-affiliated general acute care hospitals located throughout the United States. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.”

Forward-Looking Statements

Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by the Company with the Securities and Exchange Commission, specifically the most recent filings which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including execution of our growth, acquisition, and business strategies. These and other applicable risks are summarized under the caption “risk factors” in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	W. Larry Cash
Executive Vice President and Chief Financial Officer
(615) 465-7000

2